Exhibit 3.20
LOVIN OVEN, LLC
AMENDED AND RESTATED
OPERATING AGREEMENT
     THIS AMENDED AND RESTATED OPERATING AGREEMENT (the “Amended Agreement”) is made effective as of March 16, 2007, by and among the undersigned (the “ Member”).
     RECITALS:
     A. Lovin Oven, LLC (the “Company”) was organized pursuant to Limited Liability Company Articles of Organization filed with, and approved by, Secretary of State of California on August 30, 2002. The Member owns all of the Interests in the Company.
     B. The Member has agreed to enter into this Amended Agreement to regulate the affairs of the Company, the conduct of its business, and the relations of the Member.
     C. The Member has agreed that this Amended Agreement shall serve as an “operating agreement”.
     AGREEMENT:
     NOW, THEREFORE, it is mutually agreed as follows:
     1. Formation. The Company shall constitute a limited liability company formed pursuant to the Beverly-Killea Limited Liability Company Act (the “Act”). Articles of Organization (the “Articles”) has been filed on behalf of the Company with the California Secretary of State in accordance with and pursuant to the Act.
     2. Name. The name of the Company is “Lovin Oven, LLC”.
     3. Business. The Company is authorized to engage in and conduct all and every kind of lawful business, including, but not limited to, the production, distribution, sale, manufacture and marketing of all types of food, and the financing of new and existing business ventures through the making of secured and unsecured loans and equity investments. The Company also shall have all the powers to engage in all activities necessary, customary, convenient or incident to the foregoing.
     4. Principal Office, Registered Office and Registered Agent. The location of the principal operating office is 16100 Foothill Blvd., Azusa, California, 91702, and the location of the principal executive office of the Company shall be 800 Market Street Suite 2900, St. Louis, Missouri, or such other location as the Members may, from time to time, designate. The

Company’s initial registered office and the name of the registered agent at such address shall be as set forth in the Certificate or any Certificate of Change of Registered Agent and Registered Office. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the California Secretary of State pursuant to the Act.
     5. Duration. The term of the Company is perpetual.
     6. Members and Membership Interests.
     (a) Original Members. The original Members of the Company and their percentage membership interests (the “Membership Interests” or “Interests”) are listed on Schedule A attached hereto. A Member’s Interest is a Member’s entire percentage interest in the Company’s business, property, assets, capital, profits and losses, subject to all provisions of this Amended Agreement, the Articles, and the Act.
     (b) Additional Members. Additional members may be admitted into the Company on such terms and conditions as may be unanimously agreed upon by the Members. Unless named in this Amended Agreement, or unless admitted to the Company as a substituted or new member as provided herein, no person shall be considered a Member, and the Company need deal only with the Members so named and so admitted. The Company shall not be required to deal with any other person by reason of an assignment by a Member or by reason of the death or bankruptcy of a Member, except as otherwise provided in this Amended Agreement.
     7. Separate Capital Accounts. The Company shall maintain a separate Capital Account for each Member in accordance with the regulations promulgated under Section 704(b) of the Internal Revenue Code of 1986 as amended (the “Code”). The Capital Account shall reflect the Capital Contributions of each member.
     8. Capital Contributions.
     (a) Initial Contributions. The Members shall contribute, as their initial Capital Contributions to the Company, the amounts of cash listed opposite their respective names on Schedule A attached hereto.
     (b) No Additional Contributions. Except as provided in Section 8(a), the Members shall have no obligation to contribute capital to the Company.
     (c) No Third Party Rights. The provisions of this Section 8 are not for the benefit of any creditor or other person other than a Member to whom any debts, liabilities, or obligations are owed by, or who otherwise has any claim against, the Company or any Member, and no creditor or other person shall obtain any rights under this section or by reason of this section, or shall be able to make any claim in respect of any debts, liabilities, or obligations against the Company or any Member.

     9. Members Not Liable for Company Losses. Except as expressly provided under the Non-waivable Provisions Act, no Member shall have personal liability for the losses, debts, claims, expenses or encumbrances of or against the Company or its property. Nor shall any Member be obligated to restore a deficit balance, if any, in the Member’s Capital Account.
     10. Profits and Losses.
     (a) Allocation of Profits and Losses. The net profits and net losses of the Company realized for each fiscal year shall be allocated to the Members in accordance with their Membership Interests.
     (b) Allocations To Reflect Contributed Property and Capital Account Revaluations. In accordance with Section 704(c) of the Code and the Regulations thereunder, taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for Federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such property for Federal income tax purposes and its fair market value, as recorded on the books of the Company. As provided in Section 1.704-l(b)(2)(iv)(f) of the Regulations, in the event that the Capital Accounts of the Members are adjusted to reflect the revaluation of Company property on the Company’s books, then subsequent allocations of taxable income, gain, loss and deduction with respect to such property shall take into account any variation between the adjusted basis of such property for Federal income tax purposes and its adjusted fair market value, as recorded on the Company’s books. Allocations under this paragraph shall be made in accordance with Section 1.704-1(b)(4)(i) of the Regulations and, consequently, shall not be reflected in the Members’ Capital Accounts.
     (c) Varying Partnership Interests During Fiscal Year. In the event there is a change in any Member’s Interest in the Company during a fiscal year (e.g., as a result of a valid disposition of all or part of a Member’s interest pursuant to Section 17 below), net profits and net losses shall be appropriately allocated among the Members to take into account the varying interests of the Members so as to comply with Section 706(d) of the Code.
     (d) Regulatory Allocations. Notwithstanding any other provision in this Section 10 to the contrary, in order to comply with the rules set forth in the Regulations for (i) allocations of income, gain, loss and deductions attributable to nonrecourse liabilities, and (ii) partnership allocations where partners are not liable to restore deficit capital accounts, the following rules shall apply:
(1) “Partner nonrecourse deductions” as described and defined in Section 1.704-2(i)(l) and
(2) of the Regulations attributable to a particular “partner nonrecourse liability” (as defined in Section 1.704-2(b)(4); e.g., a Company liability which one or more Members have guaranteed) shall be allocated among the Members in the ratio in which the Members bear the economic risk of loss with respect to such liability;
(2) Items of Company gross income and gain shall be allocated among the Members to the extent necessary to comply with the minimum gain chargeback rules for nonrecourse liabilities set forth in Sections 1.704-2(f) and 1.704-2(i)(4) of the Regulations; and
(3) Items of Company gross income and gain shall be allocated among the Members to the extent necessary to comply with the qualified income offset provisions set forth in Section 1.704-l(b)(2)(ii)(d) of the Regulations, relating to unexpected deficit capital account balances (after taking into account (i) all capital account adjustments prescribed in Section 1.704-l(b)(2)(ii)(d) of the Regulations and (ii) each Member’s share, if any, of the Company’s partnership minimum gain and partner nonrecourse minimum gain as provided in Sections 1.704-2(g)(l) and 1.704-2(i)(5) of the Regulations. Since the allocations set forth in this Section 10(d) (the “Regulatory Allocations”) may effect results not consistent with the manner in which the Members intend to divide Company distributions, the Managing Member is authorized to divide other allocations of net profits, net losses, and other items among the Members so as to prevent the Regulatory Allocations from distorting the manner in which distributions would be divided among the Members under Section 12 but for application of the Regulatory Allocations. The Managing Member shall have discretion to accomplish this result in any reasonable manner that is consistent with Section 704 of the Code and the related Regulations. The Members may agree, by unanimous written consent, to make any election permitted by the Regulations under Section 704 of the Code that may reduce or eliminate any Regulatory Allocation that would otherwise be required.
     (e) Tax Conformity; Reliance on Attorneys or Accountants. The determination of each Member’s share of each item of income, gain, loss, deduction or credit of the Company for any period or fiscal year shall, for purposes of Sections 702 and 704 of the Code, be made in accordance with the allocations set forth in this Section 10. The Managing Member shall have no liability to the Members or the Company if the Managing Member (defined in Section 13) relies upon the written opinion of tax counsel or accountants retained by the Company with respect to all matters (including disputes) relating to computations and determinations required to be made under this Section or other provisions of this Amended Agreement.
     11. Company Property. Title to the property and assets of the Company may be taken and held only in the name of the Company.
     12. Application of Company Funds.
     (a) Interim Distributions. Distributable Cash shall be distributed from time to time among the Members in accordance with their respective Membership Interests as set forth in Schedule A.
     (b) Restrictions. Except as otherwise provided herein, all distributions by the Company to its Members shall be subject to the terms and conditions of the Act.

     13. Management.
     (a) Management Authority of Members. The business, operations and affairs of the Company shall be managed by all of the Members, who shall have the powers, duties and authority described in this Section 13 and under the Act and who shall take all action by unanimous agreement. The Members shall have the power on behalf of the Company to enter into contracts; to acquire property and to lease all or any portion thereof; to sell, assign, or transfer for value all or any portion of the property of the Company; to borrow money and, as security therefor, to assign, mortgage, encumber, hypothecate or pledge all or any part of the property of the Company; to obtain replacements for any such mortgage or mortgages; to prepay, in whole or in part, refinance, recast, increase, modify or extend any mortgages; to lend money or guarantee loans to affiliates; to enter into contracts to provide construction, renovation, repair, organizational, managerial or other services; to exercise and fulfill the rights, powers and duties of the Company, acting in its capacity as general or limited partner of any partnership in which it is a partner; to employ from time to time persons, firms or corporations in the operation of the Company business, including without limitation accountants and attorneys, on such terms and for such reasonable compensation as the Members shall determine; and to execute, acknowledge and deliver any and all instruments to effectuate the foregoing. By way of extension of the foregoing and not in limitation thereof, the Members shall, except as otherwise provided in this Amended Agreement, have all the management rights and powers granted to members by the Act. No assignee or transferee for value of all or any portion of the property of the Company shall be required to investigate the Members’ authority to sell, assign, transfer for value or otherwise liquidate all or any portion of any interest in such property. Any such sale, assignment or transfer for value, if executed by the Members, shall bind the Company.
     (b) Managing Member. Notwithstanding the terms of Section 13(a) above, Maggie Acquisition Corporation, who shall have the title of “Managing Member”, shall oversee and direct the day-to-day operations of the Company in accordance with the policies and decisions adopted by the Members. The Managing Member shall have the power to execute or file any document required or permitted to be executed or filed on behalf of a limited liability company under the Act. Further, upon a unanimous vote of the Members, the Members shall have the power to delegate their management authority to qualified persons, and the delegation of any such managerial authority shall be evidenced by a written resolution executed by all the Members naming the individual or individuals so authorized and specifying the extent and limitations of the authority so delegated.
     (c) Limitation on Members’ Separate Authority.
     The authority of Members to act for the Company solely by virtue of their being members is limited as follows: (i) no Member of the Company is an agent of the Company solely by virtue of being a Member, and (ii) no Member has authority to act for the Company solely by virtue of being a Member.
     (d) Fees to Members and Affiliates. Without the unanimous consent of the Members, the Managing Member may cause the Company to contract with any Member or any firm or corporation in which a Member may have an interest or any affiliated corporation or entity of a Member, at reasonable and competitive rates of compensation, commission or remuneration, for the performance of any and all services which may at any time be necessary, proper or convenient to carry on the business of Company. The validity of any transaction, agreement or payment involving the Company and a Member or any affiliate thereof otherwise permitted by the terms of this Amended Agreement shall not be affected by reason of the relationship between the Company and the Member or such affiliate.
     (e) Right of Members to Pursue Other Ventures. The Members are not required to manage the Company as such any Member’s sole and exclusive function. The Members may have other business interests and may engage in activities in addition to those relating to the Company. No Member shall incur liability to another Member or the Company as a result of engaging in another business or venture.
     (f) Exculpation. Except as otherwise expressly provided by the Act or herein, no Member shall be liable, responsible or accountable in damages or otherwise to the Company, or to any Member for any acts or omissions performed or omitted in good faith and in a manner reasonably believed by the Member to be within the scope of the authority conferred upon him or it by this Amended Agreement and in the best interests of the Company. Specifically, and without limiting the scope of the foregoing, the Managing Member shall not be liable, responsible or accountable in damages or otherwise to the Company or any other Member for any action taken by the Managing Member, in good faith, including, but not limited to, any actions taken by the Managing Member as “Tax Matters Partner” (defined in Section 16) in connection with the examination by the Internal Revenue Service of the Company’s Federal partnership tax return or the determination, protest, adjustment or adjudication of any Federal or state income tax liability of any Member resulting from the Company.
     (g) Indemnification. The Company shall indemnify and hold harmless each Member from and against any loss, expense, suit, claim, demand, damage or injury suffered or sustained by him or it by reason of any acts or omissions or alleged acts or omissions arising out of his or its activities on behalf of the Company or in furtherance of the interests of the Company, including, but not limited to, any judgment, award, settlement, reasonable attorney’s fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim, provided that the act or omissions, or alleged acts or omissions, upon which such actual or threatened action, proceeding or claim is based were performed or omitted in good faith and in a manner reasonably believed by the Member to be within the scope of the authority conferred upon the Member by this Amended Agreement and in the best interests of the Company. Such indemnification shall be made only to the extent of assets of the Company and to the extent not prohibited by the Act.
     14. Bank Accounts. All funds of the Company shall be deposited in such bank or savings and loan account or accounts as shall be designated by the Managing Member. Withdrawals from any such bank account shall be made upon such signature or signatures as the Managing Member may designate, and shall be made only for the purposes of the Company.

     15. Books and Records. The Company shall keep true, exact, and complete books of account in which shall be entered fully and accurately each and every transaction of the Company. The fiscal year and the taxable year of the Company shall be September 30th. All books of account shall be kept by the Secretary at the principal office of the Company and all Members shall have the right to inspect and copy such books at all reasonable times. An accounting shall be made at the end of each fiscal year and a copy of the accounting report shall be transmitted to each Member.
     16. Tax Elections.
(a)	Elections Made by Members. All elections by the Company for Federal income tax or other tax purposes shall be made by the Managing Member with the advance written consent of Members holding 75% of the Interests in the Company.

(b)	Tax Matters Partner. The Managing Member shall be the “Tax Matters Partner”, as that term is defined in the Code.
     17. Disposition of Membership Interests.
     (a) Restrictions on Withdrawal or Transfer of Membership Interest. A Member shall not have the right to withdraw from the Company without first obtaining the unanimous written consent of the Members. Except as provided in Section 17(b) below, a Member may not transfer, assign or encumber all or any part of his Membership Interest in the Company without first obtaining the written consent of remaining Members holding at least 75% of the remaining Membership Interests (i.e., excluding for this purpose the entire Membership Interest held by the Member seeking to transfer, assign or encumber all or part of such Interest). This section shall not prohibit the collateral assignment as security of rights to net profits by any Member, but no such assignee shall have the right, by virtue of such collateral assignment, to become a new member hereunder.
     (b) Permitted Transfers.
(1) A Member may assign or transfer all or part of his Membership Interest to another Member on such terms and conditions as the assigning and assignee Members determine.
     (c) Transfers for Value. No Member may assign all or any portion of his Membership Interest to a person who is not a Member (“Nonmember”) for value unless the following conditions are satisfied:
(1) At least 10 days prior to the date that the proposed assignment is to occur, the Member seeking to assign the Membership Interest (the “assigning Member”) must send written notice (the “Require Notice”) to the Managing Member setting forth the terms of the proposed assignment, including the price, payment terms, and the identity of the Nonmember, and the Managing Member shall promptly send a copy of the Required Notice to all other Members. For 10 days thereafter, the Managing Member or any other Member may request reasonable evidence from the assigning Member that the proposed assignment will be made pursuant to a bona fide offer from the Nonmember, which evidence the assigning Member must furnish not later than 10 days after the request is made.
(2) For the period (the “Option Period”) commencing with the date on which the Required Notice was sent and ending 10 days thereafter (which period shall be extended by one day for each day in excess of 10 days that the assigning Member fails to comply with a request for reasonable evidence about the offer), the Company shall have the option to purchase the Membership Interest which is the subject of the proposed assignment for the same price and on the same terms and conditions as described in the Required Notice. The option to purchase shall be exercised not later than 7 days prior to the expiration of the Option Period by the affirmative written vote of nonassigning Members holding more than 50% of the remaining Membership Interests (excluding for this purpose the entire Membership Interest held by the assigning Member). If the Company decides not to exercise its option, then, during the remainder of the Option Period, any one or more nonassigning Members may exercise the option on his or their own behalf. If the option is exercised by either the Company or a nonassigning Member or Members, the Company or the nonassigning Member or Members, as the case may be, shall consummate the purchase not later than 30 days after the expiration of the Option Period.
(3) If neither the Company nor nonassigning Members exercise the foregoing option prior to the expiration of the Option Period, the assigning Member may thereafter consummate the proposed assignment with the Nonmember on terms and conditions not less favorable than were described in the Required Notice. A Nonmember who is assigned a Membership Interest in accordance with this Section 17(c) shall have the right to become a substituted member in the Company (with the right to vote on Company matters) only if the written consent of nonassigning Members holding at least 75% of the remaining Membership Interests (excluding for this purpose the entire Membership Interest held by the assigning Member) is obtained.
     (d) Substitute Members. The assignee of a Membership Interest shall have the right to become a substituted member in the Company if (1) the assignor so provides in the instrument of assignment, (2) the assignee agrees in writing to be bound by the terms of this Amended Agreement and the Articles, as amended to the date thereof, (3) such consent to the admission of the assignee as a substituted member has been obtained from the other Members as may be required by the provisions of this Section 17, (4) the assignee pays the reasonable costs incurred by the Company in preparing and recording any necessary amendments to this Amended Agreement and the Articles, and (5) the assignor and assignee otherwise agree to be bound by the terms of Section 4A-604 of the Act.
     (e) Prohibition on Certain Transfers, Notwithstanding any provision in this Section 17 to the contrary, no portion of a Membership Interest may be assigned or transferred (except pursuant to Section 17(b)(l)) if the assignment or transfer would result in a termination described in Section 708(b) of the Code.

     18. Dissolution. Any of the following acts or events shall dissolve the Company:
     (a) If such dissolution is unanimously ordered in writing by the Members, the Company may be dissolved as of the end of any calendar year.
     (b) The Company shall dissolve upon the occurrence of any of the events described in Section 801 of the Act, which events include (but are not limited to) the dissolution, termination, bankruptcy, death, withdrawal, removal or incompetency of any Member.
     19. Reserved.
     20. Winding Up. Upon dissolution of the Company by reason of the events described in Section 18(b) above, if the Members do not elect to continue the business of the Company, or, upon dissolution by reason of any event described in Section 18(a) or (b) above, the Company shall liquidate its assets and wind up its affairs in the following manner:
     (a) Liquidation of Assets and Discharge of Liabilities. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of its liabilities in order to minimize the normal losses attendant upon such a liquidation. The Members (or remaining Member or Members if dissolution occurs by reason of an event described in Section 18(b) above) shall liquidate the Company and shall have the authority to perform any and all acts and to take any and all actions which may be necessary, appropriate, or incidental to continue the land development, construction, marketing, rehabilitation and renovation of real estate and to operate and manage real estate in the process of winding up, including, but not limited to, entering into, amending, or changing any and all plans, specifications, or contracts, arranging necessary financing (whether on an interim or permanent basis), and mortgaging or otherwise encumbering real estate therefor.
     (b) Survival of Company Contracts. Any act or event (including the passage of time) causing dissolution of the Company shall in no way affect the validity of, or shorten the term of, any lease, deed or trust, mortgage, contract or other obligation entered into by or on behalf of the Company, or acquired by the Company as assignee.
     (c) Proceeds of Liquidation. Net Liquidation Proceeds shall be applied and distributed in the following order of priority:
(1) First, to the payment of or provision for the debts and liabilities of the Company (including loans from Members) and the expenses of liquidation in order of priority as provided by law, and to the creation of any reserves which may be reasonably necessary for any contingent or unforeseen liabilities or obligations;
(2) Second, pro rata to former Members in proportion to the undistributed balances of their Final Capital Accounts in payment of their Final Capital Account, plus accrued but unpaid interest thereon calculated in accordance with Section 19 above;

(3) Third, to the Members in repayment of their Capital Accounts in the Company; and
(4) Finally, to the Members in proportion to their respective Interests in the Company as set forth on Schedule A.
     21. Written Consents in lieu of Meetings. Insofar as practicable, any consent of the Members, required or appropriate under this Amended Agreement, shall be accomplished by written instrument without the necessity of meetings of the Members.
     22. Definitions. As used herein, the term:
     (a) “Act” shall mean the Beverly-Killea Limited Liability Company Act.
     (c) “Capital Account” means, with respect to any Member, the initial Capital Contribution made by such Member —
(1) decreased by the amount of (i) any losses or deductions allocated to such Member, (ii) any distributions of Net Distributable Cash, Net Liquidation Proceeds or other property made to such Member and (iii) any liabilities of such Member assumed by the Company; and
(2) increased by the amount of (i) any profits allocated to such Member, (ii) any subsequent Capital Contributions made by such Member and (iii) any liabilities of the Company that are assumed by such Member. Capital Accounts shall be maintained in accordance with the provisions of Section 1.704-l(b)(2)(iv) of the Regulations and, to the extent not inconsistent therewith, generally accepted accounting principles. Capital Account balances shall be determined as of the last day of the fiscal year in which a sale, refinancing or liquidation occurs, but prior to distribution of the proceeds of the sale or other disposition resulting in the gain being allocated therein.
     (d) “Capital Contribution” means, with respect to each Member, the aggregate amount of cash or the fair market value of any property that such Member has agreed to contribute or contributes to the Company in accordance with Section 8 above.
     (e) “Final Capital Account” means the value of a Member’s Capital Account as of the date of dissolution.
     (f) “Interest” or “Membership Interest” has the meaning set forth in Section 6(a) above.
     (g) “Managing Member” is the person identified in Section 13(b) having the powers and duties set forth in Section 13 and the other provisions of this Amended Agreement.
     (h) “Net Distributable Cash” means all cash and funds received by the Company (other than funds received as Capital Contributions or as Net Liquidation Proceeds by the Company) less the sum of the following to the extent made from such cash and funds received by the Company (but not to the extent made from other sources, including without limitation from Capital

Contributions, Net Liquidation Proceeds or cash reserves maintained by the Company): (1) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (2) all cash expenditures (including capital expenditures) incurred incident to the operation of the Company’s business; and (3) such cash reserves and additions thereto as the Members shall determine are advisable and in the best interests of the Company.
     (i) “Net Liquidation Proceeds” means the amount of money, the principal amount of any indebtedness due to the Company and the fair market value (as of the date of distribution) of any and all other property, distributed to the Members in liquidation of the Company pursuant to Section 20, reduced by any liabilities of the Company that are assumed by such Members or which are secured by any property that is distributed by the Company to such Members.
     (j) “Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated by the United States Treasury Department under the Code, as the same may be amended from time to time.
     (k) “Restated Capital Account” means a Member’s Capital Account after it has been increased or decreased to reflect a revaluation of the Company’s property in accordance with Section 1.704-1 (b)(2)(iv)(f) of the Regulations in connection with —
(1) the making of an additional Capital Contribution by an existing Member or by a new Member; or
(2) the liquidation of a former Member’s Interest incident to the dissolution of the Company for any reason set forth in Section 18(b).
     The fair market value of the Company’s property shall be determined in accordance with Section 1.704-l(b)(2)(iv)(h) of the Regulations, if the Members and their successors and assigns have sufficiently adverse interests to satisfy such Regulations. Otherwise, the fair market value of the Company’s property shall be determined by a qualified, independent appraiser selected by the assigning Member or by the former Member (or the former Member’s successors and assigns) from a list of at least four qualified, independent appraisers provided by the nonassigning or remaining Members.
     (1) “Schedule A” means the schedule attached to this Amended Agreement and captioned “Schedule A,” as in effect at the relevant time, including any amendments, modifications or supplements made from time to time.
     23. Separability. The invalidity or unenforceability of any provision in this Amended Agreement shall not affect the other provisions hereof and this Amended Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.
     24. Interpretation. This Amended Agreement shall be interpreted and construed in accordance with the laws of the State of California. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or persons referred to may require. The captions of sections of this Amended Agreement have been inserted as a matter of convenience only and shall not control or affect the meaning or construction of any of the terms or provisions hereof.
     25. Entire Amended Agreement. The parties hereto agree that all understandings and agreements heretofore made between them are merged in this Amended Agreement, which alone fully and completely expresses their agreement with respect to the subject matter hereof. There are no promises, agreements, conditions, understandings, warranties, or representations, oral or written, express or implied, among the parties hereto, other than as set forth in this Amended Agreement and the Articles. All prior agreements among the parties are superseded by this Amended Agreement, which integrates all promises, agreements, conditions, and understandings among the parties with respect to the Company and its property. No termination, revocation, waiver, modification or amendment of this Amended Agreement shall be binding unless agreed to in writing and executed by all the Members.
     26. Counterparts; Effective Date. This Amended Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one agreement. The signature of any party to a counterpart shall be deemed to be a signature to, and may be appended to, any other counterpart. This Amended Agreement is dated and shall be effective among the parties as of the date first above written.
     27. Binding Effect. This Amended Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors, assigns, heirs, executors, administrators, and legal representatives.
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AMENDED AND RESTATED OPERATING AGREEMENT
Schedule A

Member	Capital Contribution	Interest

MAGGIE ACQUISITION CORPORATION	See Purchase Agreement Dated 3/2/07	100%